Exhibit 107

Calculation of Filing Fees Tables

Form S-8

(Form Type)

First Internet Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Rule 457(c) and (h)	400,000	(2)	$37.86	(3)	$15,144,000	$92.70 per $1,000,000	$1,403.85
Total Offering Amounts									$1,403.85
Total Fee Offsets									--
Net Fee Due									$1,403.85

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the First Internet Bancorp 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.

(2)	Represents shares of Common Stock being registered for the first time pursuant to the 2022 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $37.86, the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 13, 2022, which date is within five business days prior to the filing of this registration statement.